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                                                                    Exhibit 10.8




                        ADDENDUM TO SUBLICENSE AGREEMENT

         THIS ADDENDUM to the Sublicense Agreement dated August 10, 2001 by and between BioDelivery Sciences International, Inc. ("BDSI") and BioDelivery Sciences, Inc. ("Agreement") and RetinaPharma, Inc. ("RetinaPharma") is made and entered into as of this 29th day of March 2002.

                              W I T N E S S E T H:

         WHEREAS, BioDelivery Sciences International, Inc., BioDelivery Sciences, Inc. and RetinaPharma entered into a Sublicense Agreement on August 10, 2001 which the parties wish to amend and modify as hereinafter set forth; and

         WHEREAS, BioDelivery Sciences, Inc. was subsequently merged into BDSI; and

         WHEREAS, the parties wish to cause all royalty payments under this Agreement to be calculated based upon Net Revenue as opposed to Net Profits in order to eliminate the potential of regulatory, calculation, and accounting concerns.

         NOW, THEREFORE, for good and valuable consideration in hand received, including the mutual covenants and promises of the parties as set forth herein, the parties mutually agree as follows:

         1. Paragraph 3 of the Sublicense Agreement of BDS into BDSI is hereby deleted in its entirety and replaced with the following:

         "3. ROYALTY. RetinaPharma agrees to pay BDSI a royalty equal to twelve percent (12%) of all net revenue (the "Net Revenue") received by RetinaPharma from the sale of products which incorporate the BDSI Technology. For purposes hereof, Net Revenue, shall mean all revenue received by RetinaPharma from the sale of products incorporating the BDSI Technology, less verifiable discounts. Net Revenue shall be computed in a consistent manner. Additionally, should RetinaPharma enter into permitted licenses, as opposed to directly selling products incorporating the BDSI Technology, RetinaPharma shall pay BDSI a royalty equal to thirty percent (30%) of all such royalties received by RetinaPharma from the sublicensed products that include the BDSI Technology for permitted designated uses. RetinaPharma shall not assign, sell, or otherwise sublicense its interest hereunder without the prior written consent of BDSI. RetinaPharma shall pay all royalties hereunder on or before the 10th day of each month. All royalty payments shall be accompanied by a written report specifying revenues and discounts, and itemizing royalties received by RetinaPharma relating to products which incorporate the BDSI Technology. BDSI shall have the right to inspect the books and records of RetinaPharma at any reasonable time during normal business hours."

         2. All other terms and conditions of the Sublicense Agreement remain in full force and effect.
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         3. All references in this Addendum and in the Agreement to BioDelivery
Sciences, Inc. ("BDS") specifically mean and refer to BDSI subsequent to the merger of BDS into BDSI.

         IN WITNESS WHEREOF, the parties have set their hand and seal on the day and year first above written.

BioDelivery Sciences International, Inc.          RetinaPharma, Inc.


By:     /s/ Raphael Mannino                       By:      /s/ Terry A. Fuller
     ----------------------------------------         --------------------------
      Raphael Mannino, PhD.                           Terry A. Fuller, PhD.
      Executive Vice President and                    Chief Executive Officer
      Chief Scientific Officer